Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Second Quarter Fiscal 2020 Results

Weaker end markets and unfavorable currency impacts resulted in weaker-than-expected second quarter results and a lower full year outlook; Company announces cost savings plan

Racine, WI – November 7, 2019 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended September 30, 2019.

Second Quarter Highlights:

•	Net sales of $500.2 million decreased 9 percent from the prior year
•	Operating income declined to $6.0 million and adjusted operating income to $20.2 million
•	Loss per share of $0.09 and adjusted earnings per share of $0.13
•	Company adjusts outlook to reflect further weakening of market conditions

“Our second quarter results were well below our expectations as market conditions deteriorated more significantly than we expected,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “While we did see double-digit top-line growth in our BHVAC business, our VTS and CIS segments both experienced larger than expected declines in customer orders that will negatively impact our revenues and earnings in the second half of the year.  In response to this challenging environment, we are focusing on things that we can control.  We are implementing a comprehensive cost reduction plan including immediate operational and SG&A expense reductions that we expect to yield between $25 million to $30 million in annual savings over the next 18 months.  In addition, we expect that the recent changes made to our CIS business leadership structure will have a positive impact on that segment, and we continue to invest in growth in our BHVAC segment, particularly with regard to expanding our data center market offerings.”

Net sales decreased 9 percent in the second quarter to $500.2 million, compared with $548.9 million in the prior year.  This decrease was primarily driven by lower sales in the VTS and CIS segments, and unfavorable currency impacts, partially offset by higher sales in the Building HVAC segment.

Gross profit decreased 14 percent in the second quarter to $75.7 million, primarily driven by volume declines in the VTS and CIS segments.  This was partially offset by higher gross profit in the Building HVAC segment, which increased 18 percent on higher sales volumes. Overall gross margin decreased 90 basis points during the quarter to 15.1 percent, primarily due to lower margins in the VTS and CIS segments as a result of lower sales volumes, higher labor costs and unfavorable sales mix, partially offset by lower commodity metal costs.

Selling, general and administrative (“SG&A”) expenses were $67.4 million in the second quarter, $4.0 million  higher than the prior year.  This increase was primarily due to $11.9 million of costs associated with the potential sale of the VTS segment’s automotive business, which consisted primarily of third-party professional services and costs incurred to prepare the business for sale. The net decrease in other SG&A expenses was $7.9 million, due primarily to lower compensation-related expenses and environmental charges.

Operating income was $6.0 million in the second quarter, compared to $22.8 million in the prior year, a decrease of 74 percent.  This decrease was driven primarily by lower gross profit and higher SG&A expenses, as compared to the prior year. During the second quarter of fiscal 2020, the Company recorded $11.9 million of costs related to the potential sale of the automotive business and $2.3 million of restructuring expenses primarily related to employee severance expenses.  In the prior year, environmental expenses and certain other items totaled $3.7 million.  Excluding these items, adjusted operating income of $20.2 million was down 24 percent compared with $26.5 million in the prior year.

Loss per share was $0.09, compared with earnings per share of $0.75 in the prior year.  This decrease was primarily due to lower operating income compared to the prior year, including the impact of lower sales volume and higher strategy costs and a $0.47 income tax benefit in the prior year related to the accounting for U.S. tax reform.  Adjusted earnings per share decreased $0.22 in the second quarter to $0.13, compared with $0.35 in the prior year.  This decrease was primarily due to lower adjusted operating income and higher income taxes as compared to the prior year.

Second Quarter Segment Review

•
VTS segment sales were $299.3 million, compared with $335.6 million one year ago, a decrease of 11 percent.  This decrease was driven by lower sales to global off-highway and commercial vehicle customers and unfavorable currency impacts.  The segment reported gross margin of 11.8 percent, down 150 basis points from the prior year.  This decrease was primarily due to lower sales volume and higher labor costs, partially offset by lower commodity metal costs.  Operating income of $7.4 million decreased $6.7 million compared to the prior year.  This decrease was due to lower gross profit and higher restructuring expenses, partially offset by lower SG&A expense as compared to the prior year.

•
CIS segment sales were $156.7 million, compared with $178.2 million one year ago, a decrease of 12 percent.  This decrease was driven by lower sales to commercial HVAC&R and data center customers and unfavorable currency impacts. The segment reported gross margin of 14.6 percent, down 130 basis points compared with the prior year, primarily due to lower sales volumes and unfavorable sales mix.  Operating income of $8.5 million was down $4.4 million, primarily due to lower gross profit, partially offset by lower SG&A expense as compared to the prior year.

•
Building HVAC segment sales were $56.0 million, compared with $50.7 million one year ago, an increase of 10 percent.  This increase was driven primarily by higher sales of ventilation and heating products in the U.S.  The segment reported gross margin of 31.7 percent, 220 basis points higher than the prior year.  This improvement was primarily due to higher sales volume and favorable sales mix.  The segment reported operating income of $8.8 million, an increase of $4.0 million, primarily due to higher gross profit on higher sales volume compared with the prior year.

Balance Sheet & Liquidity

Total debt was $465.2 million as of September 30, 2019. Cash and cash equivalents at the end of the second quarter were $32.3 million. Net debt was $432.9 million as of September 30, 2019, an increase of $24.9 million from the end of fiscal 2019.

Net cash provided by operating activities for the six months ended September 30, 2019 was $17.5 million, compared with $36.7 million one year ago. Free cash flow for the six month period was a use of $23.9 million.  Free cash flow was negatively impacted by $19.6 million of cash payments related to the potential sale of the automotive business and for restructuring activities.  In addition, the Company maintained higher inventory levels as of September 30, 2019, as compared with the prior year end, primarily resulting from the need to increase stock of raw materials prior to resourcing purchases from overseas and in advance of the potential sale of Modine’s automotive business.

Outlook

“Although we are lowering our revenue and earnings guidance to reflect the current weak market conditions, we are taking aggressive actions to improve our profitability and cash flows,”  commented Burke.  “In addition, while the process has taken longer than anticipated due to the challenging economic environment, we are continuing to work diligently towards the divestiture of our automotive business.  We remain committed to our strategy of becoming a more diversified industrial company, as we believe it will maximize value for our shareholders, both now and in the future.”

Modine provides the following updated guidance ranges for fiscal 2020, which are based on our current outlook and forecast and are inclusive of the automotive business in our VTS segment:

•	Full year year-over-year sales down 7 to 12 percent;

•	Adjusted operation income of $85 million to $95 million; and

•	Adjusted earnings per share of $0.75 to $0.90.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Friday, November 8, 2019 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its second quarter fiscal 2020 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after November 8, 2019. A call-in replay will be available through midnight on November 12, 2019, at 800-585-8367, (international replay 416-621-4642); Conference ID# 6072147. The company will post a transcript of the call it on its website, on November 12, 2019.

About Modine

Modine, with fiscal 2019 revenues of $2.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary segments: Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (Building HVAC). Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended March 31, 2019 and under Forward-Looking Statements in Item 7 of Part II of that same report, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. Other risks and uncertainties include, but are not limited to, the following: the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our ability to successfully separate and sell our automotive business within the VTS segment; our ability to effectively and efficiently reduce our cost structure in response to sales volume declines and complete restructuring activities and realize benefits thereon; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, that have been or may be implemented in the U.S. or by its trade partners, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased component inventory, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company’s debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measures

Our fiscal 2020 guidance includes adjusted operating income and adjusted earnings per share.  These are non-GAAP measures, which exclude certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), costs associated with the review of strategic alternatives for and potential sale of the automotive business in our VTS segment, acquisition and integration costs, impairment charges and certain other items.  These expenses or gains for the first six months of fiscal 2020 are presented on page 7.  Estimates of these expenses and gains for the remainder of fiscal 2020 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2019	2018	2019	2018
Net sales	$500.2	$548.9	$1,029.2	$1,115.0
Cost of sales	424.5	461.0	870.1	932.8
Gross profit	75.7	87.9	159.1	182.2
Selling, general & administrative expenses	67.4	63.4	130.9	122.7
Restructuring expenses	2.3	-	4.1	0.2
Loss on sale of assets	-	1.7	-	1.7
Operating income	6.0	22.8	24.1	57.6
Interest expense	(5.8)	(6.5)	(11.7)	(12.7)
Other expense - net	(1.3)	(0.5)	(2.4)	(1.6)
(Loss) earnings before income taxes	(1.1)	15.8	10.0	43.3
(Provision) benefit for income taxes	(3.7)	22.9	(6.6)	17.9
Net (loss) earnings	(4.8)	38.7	3.4	61.2
Net loss (earnings) attributable to noncontrolling interest	0.1	(0.2)	(0.1)	(0.7)
Net (loss) earnings attributable to Modine	$(4.7)	$38.5	$3.3	$60.5

Net (loss) earnings per share attributable to Modine shareholders - diluted:	$(0.09)	$0.75	$0.06	$1.18

Weighted-average shares outstanding - diluted:	50.8	51.4	51.1	51.3

Condensed consolidated balance sheets (unaudited)
	(In millions)
	September 30, 2019	March 31, 2019
Assets
Cash and cash equivalents	$32.3	$41.7
Trade receivables	310.4	338.6
Inventories	222.6	200.7
Other current assets	77.1	65.8
Total current assets	642.4	646.8
Property, plant and equipment - net	465.7	484.7
Intangible assets - net	110.3	116.2
Goodwill	166.1	168.5
Deferred income taxes	97.0	97.1
Other noncurrent assets	83.0	24.7
Total assets	$1,564.5	$1,538.0

Liabilities and shareholders’ equity
Debt due within one year	$233.0	$114.6
Accounts payable	260.2	280.9
Other current liabilities	124.6	121.6
Total current liabilities	617.8	517.1
Long-term debt	232.2	335.1
Other noncurrent liabilities	188.9	144.7
Total liabilities	1,038.9	996.9
Total equity	525.6	541.1
Total liabilities & equity	$1,564.5	$1,538.0

Modine Manufacturing Company Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Six months ended September 30,
	2019	2018
Cash flows from operating activities:
Net earnings	$3.4	$61.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	38.3	38.5
Loss on sale of assets	-	1.7
Stock-based compensation expense	4.4	5.2
Deferred income taxes	(0.5)	(6.4)
Other - net	2.0	1.6
Changes in operating assets and liabilities:
Trade accounts receivable	19.9	(13.2)
Inventories	(26.2)	(30.4)
Accounts payable	(5.6)	25.5
Other assets and liabilities	(18.2)	(47.0)
Net cash provided by operating activities	17.5	36.7

Cash flows from investing activities:
Expenditures for property, plant and equipment	(41.4)	(37.9)
Other - net	4.8	0.9
Net cash used for investing activities	(36.6)	(37.0)

Cash flows from financing activities:
Net increase in debt	24.3	4.5
Other - net	(7.8)	(5.4)
Net cash provided by (used for) financing activities	16.5	(0.9)

Effect of exchange rate changes on cash	(0.9)	(2.5)

Net decrease in cash, cash equivalents and restricted cash	(3.5)	(3.7)

Cash, cash equivalents and restricted cash - beginning of period	42.2	40.3

Cash, cash equivalents and restricted cash - end of period	$38.7	$36.6

Modine Manufacturing Company Segment operating results (unaudited)
(In millions)

	Three months ended September 30,		Six months ended September 30,
	2019	2018	2019	2018
Net sales:
Vehicular Thermal Solutions	$299.3	$335.6	$625.8	$688.4
Commercial and Industrial Solutions	156.7	178.2	325.5	362.1
Building HVAC Systems	56.0	50.7	105.0	95.7
Segment total	512.0	564.5	1,056.3	1,146.2
Corporate and eliminations	(11.8)	(15.6)	(27.1)	(31.2)
Net sales	$500.2	$548.9	$1,029.2	$1,115.0

	Three months ended September 30,				Six months ended September 30,
	2019		2018		2019		2018
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Vehicular Thermal Solutions	$35.3	11.8%	$44.6	13.3%	$80.3	12.8%	$98.6	14.3%
Commercial and Industrial Solutions	22.9	14.6%	28.3	15.9%	47.2	14.5%	56.9	15.7%
Building HVAC Systems	17.7	31.7%	15.0	29.5%	31.4	29.9%	26.6	27.8%
Segment total	75.9	14.8%	87.9	15.6%	158.9	15.0%	182.1	15.9%
Corporate and eliminations	(0.2)	-	-	-	0.2	-	0.1	-
Gross profit	$75.7	15.1%	$87.9	16.0%	$159.1	15.5%	$182.2	16.3%

	Three months ended September 30,		Six months ended September 30,
	2019	2018	2019	2018
Operating income:
Vehicular Thermal Solutions	$7.4	$14.1	$24.7	$39.6
Commercial and Industrial Solutions	8.5	12.9	17.5	26.1
Building HVAC Systems	8.8	4.8	14.1	8.0
Segment total	24.7	31.8	56.3	73.7
Corporate and eliminations	(18.7)	(9.0)	(32.2)	(16.1)
Operating income (a)	$6.0	$22.8	$24.1	$57.6

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2019	2018	2019	2018
Operating income	$6.0	$22.8	$24.1	$57.6
Automotive business strategy costs (a)	11.9	-	20.2	-
Restructuring expenses (b)	2.3	-	4.1	0.2
Environmental charges (c)	-	1.9	0.1	2.8
Loss on sale of assets (d)	-	1.7	-	1.7
Acquisition integration costs (e)	-	0.1	-	0.2
Adjusted operating income	$20.2	$26.5	$48.5	$62.5

Net (loss) earnings per share attributable to Modine shareholders - diluted	$(0.09)	$0.75	$0.06	$1.18
Automotive business strategy costs (a)	0.18	-	0.30	-
Restructuring expenses (b)	0.04	-	0.08	-
Environmental charges (c)	-	0.03	-	0.04
Loss on sale of assets (d)	-	0.03	-	0.03
U.S. tax reform (f)	-	(0.47)	-	(0.47)
Tax valuation allowances (g)	-	0.02	-	(0.02)
Adjusted earnings per share	$0.13	$0.35	$0.44	$0.76

(a)
During the first six months of fiscal 2020, the Company recorded $20.2 million of SG&A expenses at Corporate related to its review of strategic alternatives for the automotive business within its Vehicular Thermal Solutions ("VTS") segment.  These expenses primarily related to third-party professional services and included costs to prepare for a potential sale of the automotive business.  The tax benefit related to these costs was $5.0 million.

(b)
Restructuring expenses primarily relate to employee severance expenses, largely resulting from targeted headcount reductions in Europe and the Americas within the VTS segment, and equipment transfer and plant consolidation costs.  The tax benefit related to these costs during the first six months of fiscal 2020 was $0.3 million.

(c)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to previously-owned U.S. manufacturing facilities in the VTS segment.

(d)
During fiscal 2019, the Building HVAC Systems segment sold its operations in South Africa and, as a result, recorded a loss of $1.7 million. Annual sales for this disposed business were less than $2.0 million. There was no tax benefit associated with this transaction based upon the capital loss tax treatment in the applicable jurisdiction.

(e)	These costs related to the Company's acquisition and integration of the Luvata Heat Transfer Solutions business.

(f)
During the second quarter of fiscal 2019, the Company recorded income tax benefits totaling $24.4 million, which were primarily related to transition tax obligations associated with tax reform legislation in the U.S. that was enacted in December 2017 and the recognition of tax assets for foreign tax credits.

(g)
During fiscal 2019, the Company adjusted its valuation allowances on deferred tax assets related to two separate subsidiaries in China.  As a result, the Company recorded a $2.0 million income tax benefit in the first quarter of fiscal 2019 and an income tax charge of $1.0 million in the second quarter of fiscal 2019.

Modine Manufacturing Company Net debt (unaudited)
(In millions)

	September 30, 2019	March 31, 2019
Debt due within one year	$233.0	$114.6
Long-term debt	232.2	335.1
Total debt	465.2	449.7

Less: cash and cash equivalents	32.3	41.7
Net debt	$432.9	$408.0

Free cash flow (unaudited)
(In millions)

	Three months ended September 30,		Six months ended September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$17.0	$40.8	$17.5	$36.7
Expenditures for property, plant and equipment	(21.1)	(15.3)	(41.4)	(37.9)
Free cash flow	$(4.1)	$25.5	$(23.9)	$(1.2)

SOURCE: Modine Manufacturing Company

Investors:
Kathleen Powers
(262) 636-1687
k.t.powers@na.modine.com
Media:
Lori Swarthout
(262) 636-1651
l.a.swarthout@na.modine.com